February 25, 2010
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2009 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $1.95 per basic share for 2009, a $0.55 per share increase from the $1.40 per basic share earned in 2008.  Consolidated net income for 2009 was $87.5 million, compared to $61 million during 2008.

According to Jeffrey W. Shaw, Chief Executive Officer, “Higher operating income from the natural gas segment and a positive swing in the contribution from other income were the principal drivers behind our improved earnings.  As a result of our efforts to work with state regulatory commissions to improve and bring stability to our revenues and cash flows, we realized rate relief during 2009 in all jurisdictions we serve.  In addition, we now have an improved rate design in Nevada that, like in California, will enable us to more aggressively encourage conservation by our customers.”

Shaw concluded by saying, “Improved earnings and cash flows, a decrease in capital expenditures, improvements in rate design, and sensible cost controls have all combined to strengthen our financial position, despite the current economic downturn.  We will continue to focus on the core fundamentals of our business to make further improvements.”

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During the fourth quarter of 2009, consolidated net income was $46.4 million, or $1.03 per basic share, versus $31.2 million, or $0.71 per basic share, for the fourth quarter of 2008.

Natural Gas Operations Segment Results
Full Year 2009
Operating margin, defined as operating revenues less the net cost of gas sold, increased $13 million between periods.  Rate relief provided $30 million toward the operating margin increase, consisting of $25 million in Arizona, $3 million in California, and $2 million in Nevada.  Conservation, resulting from current economic conditions and energy efficiency, negatively impacted operating margin by an estimated $11 million.  Differences in heating demand caused primarily by weather variations between years resulted in a $7 million operating margin decrease as warmer-than-normal temperatures were experienced during both years (during 2009, operating margin was negatively impacted by $18 million, while the negative impact in 2008 was $11 million).  Customer growth contributed $1 million of the operating margin increase.

Operations and maintenance expenses increased $10.3 million, or three percent, between years principally due to general cost increases and higher employee-related benefit costs, partially offset by slightly lower staffing levels.  Despite additional plant in service, depreciation expense increased less than one percent due to lower depreciation rates in California and Nevada rate jurisdictions.

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Other income, which principally includes interest income, changes in cash surrender values of company-owned life insurance (“COLI”) policies, and non-utility expenses, improved $20.1 million between years.  This was primarily due to an $8.5 million ($0.19 per share) increase in the cash surrender values of COLI policies in 2009 compared to a decline of $12 million ($0.28 per share) in 2008.  Net financing costs decreased $9 million between years due to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Fourth Quarter
Operating margin increased $17 million, or eight percent, in the fourth quarter of 2009 compared to the fourth quarter of 2008.  Differences in heating demand caused by weather variations between periods resulted in an $11 million operating margin increase due primarily to warmer-than-normal temperatures experienced during 2008.  Rate relief ($5 million in Arizona, $2 million in Nevada, $1 million in California) accounted for $8 million of the increase and customer growth contributed $1 million.  However, conservation, energy efficiency, and challenging economic conditions on consumption negatively impacted operating margin by $3 million.

Operating expenses for the quarter increased $8.3 million, or six percent, compared to the fourth quarter of 2008 primarily due to increases in employee-related and general costs.  Timing was a factor as certain costs incurred in the fourth quarter of 2009 were incurred earlier in the year during 2008.  Lower depreciation rates in Nevada and California rate jurisdictions mitigated the increase.

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Other income improved $8.8 million between periods.  This was primarily due to a $1.6 million increase in the cash surrender values of COLI policies in the fourth quarter of 2009 compared to a decline of $5.7 million in the fourth quarter of 2008.  Net financing costs decreased $1.8 million due principally to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,824,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CORPORATION CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2009	2008

Consolidated Operating Revenues	$1,893,824	$2,144,743

Net Income	$87,482	$60,973

Average Number of Common Shares Outstanding	44,752	43,476

Basic Earnings Per Share	$1.95	$1.40

Diluted Earnings Per Share	$1.94	$1.39

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$498,805	$509,410

Net Income	$46,392	$31,232

Average Number of Common Shares Outstanding	44,990	43,980

Basic Earnings Per Share	$1.03	$0.71

Diluted Earnings Per Share	$1.02	$0.71

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2009	2008	2009	2008

Results of Consolidated Operations
Contribution to net income - gas operations	$43,671	$28,999	$79,420	$53,747
Contribution to net income - construction services	2,721	2,233	8,062	7,226
Net income	$46,392	$31,232	$87,482	$60,973

Basic earnings per share	$1.03	$0.71	$1.95	$1.40
Diluted earnings per share	$1.02	$0.71	$1.94	$1.39

Average outstanding common shares	44,990	43,980	44,752	43,476
Average shares outstanding (assuming dilution)	45,362	44,264	45,062	43,775

Results of Natural Gas Operations
Gas operating revenues	$427,973	$428,642	$1,614,843	$1,791,395
Net cost of gas sold	198,617	216,668	866,630	1,055,977
Operating margin	229,356	211,974	748,213	735,418
Operations and maintenance expense	91,661	82,362	348,942	338,660
Depreciation and amortization	41,237	42,772	166,850	166,337
Taxes other than income taxes	9,438	8,867	37,318	36,780
Operating income	87,020	77,973	195,103	193,641
Other income (deductions)	2,001	(6,759)	6,590	(13,469)
Net interest deductions	18,474	20,285	74,091	83,096
Net interest deductions on subordinated debentures	1,933	1,932	7,731	7,729
Income before income taxes	68,614	48,997	119,871	89,347
Income tax expense	24,943	19,998	40,451	35,600
Contribution to net income - gas operations	$43,671	$28,999	$79,420	$53,747

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2009

FINANCIAL STATISTICS
Market value to book value per share at year end	117%
Twelve months to date return on equity -- total company	8.1%
-- gas segment	7.8%
Common stock dividend yield at year end	3.3%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2009	2008	2007
Residential	66,973,593	70,498,622	69,806,322
Small commercial	29,422,425	31,455,477	31,066,563
Large commercial	11,724,121	12,512,144	12,756,072
Industrial / Other	7,262,348	9,770,147	10,352,500
Transportation	104,389,391	116,418,981	112,842,208
Total system throughput	219,771,878	240,655,371	236,823,665

HEATING DEGREE DAY COMPARISON
Actual	1,824	1,902	1,849
Ten-year average	1,882	1,894	1,935

Heating degree days for prior periods have been recalculated using the current period customer mix.